To the Stockholders of eSafetyWorld, Inc.

We have reviewed the accompanying balance sheet of eSafetyWorld, Inc. as of March, 31, 2000, and the related statements of income and retained earnings and cash flows for the nine months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of eSafetyWorld, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



/s/ Eichler Bergsman & Co., LLP
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EICHLER BERGSMAN & CO., LLP
May 12, 2000